Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2015 Results

HDClear Started High Volume Shipments to a Tier 1 OEM

Contribution from New Products at 28% of Revenues

LOS ALTOS, Calif., October 28, 2015 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the third quarter ended September 30, 2015.

Financial Results Highlights:

●	GAAP and Non-GAAP diluted EPS of $0.01 and $0.07, respectively, both exceeding guidance

●	Revenues of approximately $35.2 million, down 4% year-over-year, in-line with the mid-point of guidance

●	Non-GAAP gross margins of 41.6%, at the high end of guidance

●	Non-GAAP operating income of $1.6 million, at 5% of revenues, compared with non-GAAP operating income of $2.3 million in the third quarter of 2014

●	GAAP net income of $0.2 million, compared with $0.8 million in the third quarter of 2014

●	Generated $1.8 million of cash flows from operations

●	Repurchased 533,000 shares for a total consideration of $4.8 million

●	Cash, deposits and marketable securities of $116.6 million as of September 30, 2015

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “Our third quarter performance reflects strong contributions from new products, reaching 28% of revenues. We expect these new product initiatives to further expand and account for a higher portion of our future revenue mix. Moreover, during the quarter, we successfully met a major milestone event by commencing high volume shipments of HDClear products into a Tier 1 OEM’s flagship wearable product, which marks a successful entry to the mobile market with Always-On Voice.”

Products and Market Highlights:

●	HDClear started high volume shipments to a Tier 1 OEM’s new flagship wearable product

●	New product contribution grew to 28% of revenues vs. 24% in the third quarter of 2014

●	Record Office/VoIP segment revenues of $6.3 million increased by 44% year-over-year

●	A major US telco selected our DECT/ULE products for its next generation gateways

●	TP-Link selected DSP Group’s DECT/ULE SoCs for its new line of VDSL gateways

●	Swisscom chose DSP Group’s DECT/ULE SoCs for its new home gateways

●	ULE Alliance joined the AllSeen alliance

Mr. Elyakim added, “In addition to the major HDClear achievement, we generated record results in our Office/VoIP segment and won significant contracts for our DECT and ULE products. These developments underscore the successful execution of our strategic growth initiatives. With the continued adoption of our latest technologies, a strong design pipeline across VoIP, Mobile and Home products, and expanding opportunities in these target markets, we are confident in our ability to sustain revenue growth this year and beyond.”

2015 Third Quarter Results

GAAP Results:

Revenues for the third quarter of 2015 were $35.2 million, a decrease of 4% from revenues of $36.7 million for the third quarter of 2014. Net income for the third quarter of 2015 was $167,000, as compared to net income of $773,000 for the third quarter of 2014. Basic and diluted income per share for the third quarter of 2015 were $0.01, as compared to basic and diluted income per share of $0.04 and $0.03, respectively, for the third quarter of 2014.

Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the third quarter of 2015 were $1.7 million and $0.07, respectively, as compared to non-GAAP net income and diluted earnings per share of $2.4 million and $0.10, respectively, for the third quarter of 2014. Non-GAAP net income and earnings per share for the third quarter of 2015 excluded the impact of amortization of acquired intangible assets in the amount of $321,000, associated with the acquisition of BoneTone Communications, equity-based compensation expenses of $1.3 million and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $85,000.

Non-GAAP net income and earnings per share for the third quarter of 2014 excluded the impact of amortization of acquired intangible assets in the amount of $397,000, associated with the acquisitions of NXP’s CIPT business and BoneTone Communications, equity-based compensation expenses of $1.3 million and amortization of deferred tax liability related to intangible assets acquired in the BoneTone acquisition in the amount of $96,000.

Earnings Conference Call Details:

DSP Group will discuss its third quarter financial results, along with its outlook and guidance for the fourth quarter of 2015, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 877 280 2342 (domestic US) or +1 646 254 3366 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://edge.media-server.com/m/p/4pdghwii

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44 (0)20 3427 0598 (international) and enter the company access code: 4433841#.

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2015 to the same period in 2014 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements that DSP Group will achieve revenue growth for full year 2015, belief that new products will account for a higher portion of DSP Group's future revenue mix and confidence that DSP Group will be able to sustain revenue growth this year and beyond. The results from these statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products, including in the mobile segment; slower than expected change in the nature of residential communications domain; DSP Group's ability to manage costs, DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner or the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2014, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

DSP Group Inc.	The Piacente Group | Investor Relations
Dror Levy	Don Markley, 1-212-481-2050
CFO	dspg@thepiacentegroup.com
Work: 1-408-240-6844
Dror.Levy@dspg.com

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$35,219	$36,715	$110,501	$105,877
Cost of revenues	20,646	22,187	65,158	63,554

Gross profit	14,573	14,528	45,343	42,323
Operating expenses:
Research and development, net	8,709	8,083	26,680	24,313
Sales and marketing	3,071	2,892	9,108	8,925
General and administrative	2,409	2,580	7,390	7,941
Amortization of intangible assets	321	397	963	1,191

Total operating expenses	14,510	13,952	44,141	42,370

Operating income (loss)	63	576	1,202	(47)

Financial income, net	245	186	871	895

Income before taxes on income	308	762	2,073	848

Taxes on income (income tax benefit)	141	(11)	403	(25)

Net income	$167	$773	$1,670	$873
Net earnings per share:
Basic	$0.01	$0.04	$0.08	$0.04
Diluted	$0.01	$0.03	$0.07	$0.04

Weighted average number of shares used in per share computations of net income per share:
Basic	21,830	21,830	22,020	22,064
Diluted	22,868	23,073	23,490	22,829

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	$167	$773	$1,670	$873
Equity-based compensation expense included in cost of revenues	75	71	228	237
Equity-based compensation expense included in research and development, net	546	567	1,697	1,868
Equity-based compensation expense included in sales and marketing	161	150	491	481
Equity-based compensation expense included in general and administrative	479	507	1,509	1,613
Amortization of intangible assets	321	397	963	1,191
Amortization of deferred tax liability related to intangible assets	(85)	(96)	(255)	(290)

Non-GAAP net income	$1,664	$2,369	$6,303	$5,973

Weighted-average number of common stock used in computation of GAAP diluted net income per share (in thousands)	22,868	23,073	23,490	22,829

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	395	347	384	811

Weighted-average number of common stock used in computation of non-GAAP diluted net income per share (in thousands)	23,263	23,420	23,874	23,640

GAAP diluted net income per share	$0.01	$0.03	$0.07	$0.04
Equity-based compensation expense	0.06	0.06	0.16	0.17
Amortization of intangible assets	0.01	0.02	0.04	0.05
Amortization of deferred tax liability related to intangible assets	(0.01)	(0.01)	(0.01)	(0.01)

Non-GAAP diluted net income per share	$0.07	$0.10	$0.26	$0.25

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$12,492	$20,544
Restricted deposits	168	623
Marketable securities and short term deposits	17,702	11,508
Trade receivables, net	22,699	20,298
Inventories	12,084	15,635
Other accounts receivable and prepaid expenses	3,370	1,902
Deferred income taxes	743	775
Total current assets	69,258	71,285

Property and equipment, net	3,513	2,843

Long term marketable securities and deposits	86,262	92,269
Severance pay fund	11,337	10,860
Deferred income taxes	102	149
Intangible assets, net	9,448	10,411
Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	1,261	1,162
	110,610	117,051
Total assets	$183,381	$191,179

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$10,842	$15,282
Other current liabilities	14,870	16,411
Total current liabilities	25,712	31,693

Accrued severance pay	11,440	10,929
Accrued pensions	1,018	1,089
Deferred income taxes	590	845
Total long term liabilities	13,048	12,863

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	359,857	355,906
Accumulated other comprehensive loss	(810)	(1,566)
Less – Cost of treasury stock	(89,926)	(122,387)
Accumulated deficit	(124,522)	(85,352)
Total stockholders’ equity	144,621	146,623
Total liabilities and stockholders’ equity	$183,381	$191,179